September 15, 1994



Mr. Joel J. Kocher
9201 Simmons Road #109
Austin, Texas 78759

Dear Joel:

This letter sets forth the mutual agreement (the "Agreement") between Dell Computer Corporation for itself and its subsidiaries (collectively, the "Company") and you regarding your voluntary election to terminate your employment by the Company.

1. You and Dell agree that this Agreement is entered into in connection with the amicable termination of your employment by Dell, and that your employment will be terminated effective 11:59 p.m. local time in Austin, Texas on October 4, 1994 (the "Termination Effective Date"). The Company agrees to pay to you in full all of your salary and every other type of benefit due and owing to you or accrued to you (including any accrued right to present or future deferred compensation) through and including the Termination Effective Date. Dell will also pay your health insurance through the Termination Effective Date. After that date, you will be responsible for the payments to continue health insurance provided under Dell's group policy, if you wish to continue such insurance, pursuant to the conditions of COBRA. Disability insurance benefits will be discontinued on the effective date of this letter agreement, which is September 15, 1994 (the "Execution Date"). The Company will pay for all services provided to you by Price, Waterhouse & Co. through the Termination Effective Date in accordance with your present entitlements to Price, Waterhouse tax preparation services.

2. You agree that you are not entitled to receive from Dell, or from any of its officers, managers, directors, employees, agents or representatives, any form of consideration or the payment of any amount other than what is expressly set forth in this Agreement. You agree that you are not entitled to receive from Dell any payment or distribution of any other type of property, except as expressly set forth in this Agreement. You further agree that as of the Execution Date you do not own and do not hold any rights to outstanding vested and unexercised stock options to purchase shares of Dell's Common Stock from the Company with the exception of the following shares at the indicated exercise prices: 21,000 shares at $3.92/share; 23,070 shares at $17.33/share; 40,950 shares at $9.77/share; 9,000 shares at $23.66/share; 35,000 shares at $.0100/share; and 2,400 shares at 30.69/share. As provided in

Mr. Joel Kocher
September 15, 1994
Page 2


the option agreements, the period for you to exercise all of such options will expire and terminate automatically without further notice at 11:59 p.m. local time in Austin, Texas on November 3, 1994. In addition, as provided in the option agreements, if you fail to exercise any or all of the options listed in this paragraph prior to 11:59 p.m. on November 3, 1994, you will lose the right to acquire the shares subject to any of such options which remain unexercised at that time, and all of such unexercised options shall become null and void and of no further force or effect without any further action or notice of any kind. In the exercise of such options, as well as in connection with any other transactions involving Dell's securities, you understand and agree that you are and will be subject to all the requirements of applicable laws, rules and regulations, including but not limited to the provisions and requirements of Federal securities laws and regulations with regard to "short-swing" trading; and you agree to comply with all such laws, rules and regulations. You further agree to inform the Company regarding, and provide the Company with a copy of, any divorce decree or other agreement that may affect your ability to retain ownership of any or all of the stock options specified in this Agreement, prior to exercising any of such options.

3. On September 14, 1994, you resigned from all positions as a corporate officer or director of Dell Computer Corporation and its subsidiaries and affiliates, without prejudice to your rights to compensation through the Termination Effective Date.

4. You agree that the consideration and promises set forth in this Agreement constitute full and adequate consideration to support this Agreement and each provision hereof. In addition to the other consideration granted to you in this Agreement, the Company agrees to allow you to retain, as your sole property, the Dell 486P computer, monitor and printer and Dell Latitude XP notebook computer currently in your possession. The Company further agrees that you may retain the office chair, as your sole property, which you are currently using at the Execution Date at the Company's place of business. You shall have access to these items and to your personal office during regular office hours until 5:00 p.m. local time on Saturday, September 17, 1994 as necessary to remove these items and your personal belongings.

5. Your vested balance in Dell's 401(k) Plan Trust (if any) and Dell's Deferred Compensation Plan will be available for you to withdraw or roll over in accordance with the provisions of the Plan after the end of the current calendar quarter, subject to applicable laws and regulations. Any balance you may have in Dell's Employee Stock Purchase Plan will also be available for you to withdraw in accordance with the provisions of the Plan. The Company holds 9000 shares of Dell's Common Stock belonging to you, which will be available for delivery to you in accordance with the stock option agreement, as amended by this letter, under which such stock was issued. You agree to inform the Company, and provide the Company with a copy, of any divorce decree or other agreement that may affect your rights of ownership or right to retain such stock, as well as any balance in Dell's 401(k) Plan Trust, Dell's Deferred Compensation Plan, or Dell's Employee Stock Purchase Plan prior to the time that you withdraw or roll over any balance in either of the above plans.

Mr. Joel Kocher
September 15, 1994
Page 3


6. From and after the time of your resignation as set forth in Paragraph 3 you will have no duties, obligations or responsibilities to perform any work or services for or on behalf of the Company except as expressly provided in this Agreement. You agree to cooperate with the Company and provide a mutually acceptable amount of assistance, at no additional charge, to the Company in preparing its defense to the litigation it is currently involved in instituted by some of its shareholders. The Company will pay, or, at your election, reimburse your actual, reasonable out-of-pocket expenses incurred in connection with such assistance. You further agree that you will comply with any continuing obligation under the Federal Securities Laws, including any reporting requirements regarding your trading activity in Dell's securities; and that you will promptly provide the Company with copies of any reports you submit to the U.S. Securities and Exchange Commission regarding your trading activities in Dell's securities. You will be free to undertake other employment after the Execution Date so long as your employment and services do not contravene any other provision of this Agreement. The Company represents and agrees that it has and shall continue to have after the execution date, an obligation, in accordance with the provisions of Dell's Charter and Bylaws, to indemnify you against, and hold you harmless from, any and all third party claims, demands and causes of action (including those based on negligence or gross negligence but excluding those based on intentional misconduct or the willful violation of any statute or law), and from all liability, damages, fines, penalties and other assessments or obligations of any kind (including costs of defense and amounts paid in settlement) asserted by any third party to the extent attributable to your status as an employee or officer (except for claims based on intentional misconduct or the willful violation of any statute based on intentional misconduct or the willful violation of any statute or law). This indemnity shall be limited as necessary to assure compliance by the Company with any law, rule or regulation prohibiting indemnification of the Company's officers or employees for specific kinds of claims. The Company also represents that you are and will continue to be an "insured" with respect to any claim which may become subject to the foregoing indemnity under all policies of insurance maintained by the Company from time to time insuring such risks.

7. The Company is immediately entitled to receive and recover from you any of the profits received by you from the stock options with accelerated vesting, as further described in Paragraph 17, in the event, and only in the event, and to the extent, and only to the extent, of any loss or expense incurred by the Company due to your breach of any provision of this Agreement, including any provision requiring future compliance with the Federal Securities Laws, to the extent that such loss or expense would otherwise be recoverable in an action for breach of the Agreement.

8. You agree that by execution of the Agreement you fully, finally, completely and generally release the Company and each of its officers, managers, directors, control persons, employees, agents and representatives, individually and separately, from any and all claims, actions, liabilities, obligations, demands, and/or causes of action, of whatever kind or character, whether known or unknown, arising from, relating to, or in any way connected with (i) any of the foregoing persons, (ii) your employment, resignation or termination of employment with the

Mr. Joel Kocher
September 15, 1994
Page 4


Company, (iii) your decision to move to or from or accept employment in Austin, Texas, (iv) your severance of employment with your former employer prior to accepting employment with the Company, or (v) any act or omission that has occurred on or before the Execution Date in connection with any activity related to any of the foregoing persons or to any activity, statements, controversy or dispute related to your employment, resignation or termination of employment with the Company. The foregoing release does not cover any claim, demand, or cause of action to the extent that it arises out of any breach of or default under this Agreement or any other act or omission after the Execution Date.

9. The release set forth in Paragraph 8 above shall be construed as broadly as possible and shall include without limitation: (1) any tort, contractual or other claim you may have; (2) any claim arising out of or in connection with the initiation, termination or existence of your employment relationship with the Company, or any act, service or omission performed or not performed by or on behalf of the Company; (3) any claim arising under the Federal Age Discrimination in Employment Act, the Civil Rights Act of 1964, or any applicable Texas statute or regulation; and (4) except as to rights under the plans described in Paragraph 4 above and the stock options described in Paragraph 2 above, any claim regarding accrued vacation, bonuses, deferred compensation or any other form of tangible or intangible benefit from or attributable to the Company or any of the persons described in Paragraph 8. You represent that you have not assigned to any other person any of the claims and causes of action described in this Paragraph and in Paragraph 8 and that you have the full right to grant the release set forth in this Agreement.

10. The Company hereby fully, finally, completely and generally releases you from any and all claims, actions, demands and/or causes of action, of whatever kind or character, whether known or unknown, arising from, relating to, or in any way connected with any act or omission by you that has occurred on or before the Execution Date in connection with your employment by the Company; provided, however, that such release shall not be applicable to any acts or omissions by you which constitute willful or intentional misconduct, or willful or intentional wrongdoing. The foregoing release does not cover any claim, demand, or cause of action to the extent that it arises out of any breach of or default under this Agreement or any other act or omission after the Execution Date.

11. The release set forth in Paragraph 10 above shall be construed as broadly as possible and shall include without limitation: (1) any tort, contractual or other claim the Company may have; (2) any claim arising out of or in connection with the initiation, termination or existence of your employment relationship with the Company; and (3) any claim arising out of any act, service or omission performed or not performed by you; but shall not include any act or omission by you which constitutes willful or intentional misconduct, or willful or intentional wrongdoing. The Company represents that it has not assigned to any other person any of the claims and causes of action described in this Paragraph and in Paragraph 10 and that it has the full right to grant the release set forth in this Agreement.

Mr. Joel Kocher
September 15, 1994
Page 5


12. You represent that you do not have in your possession or under your control any correspondence, any memoranda, or any other documents or tangible media of any kind (whether duplicated, copies or originals) which contain any information belonging to the Company or related in any manner whatsoever to its business. You agree that you will not take any such documents or media as described above from the control or premises of the Company, and that if you should find yourself in the possession of any of the same, you will return all of the same (and any duplications and copies thereof) to the Company immediately. You will have the right to review the Company's records at any reasonable time upon reasonable notice, and to make copies or extracts thereof, as necessary to respond to any third party claim, demand, or inquiry into the propriety of your conduct while employed by the Company, provided that the Company may take any measures deemed by it to be necessary (including denial of access by you) to protect its trade secrets or Confidential and Proprietary Information as herein defined. The Company agrees to provide you with access to all of the nonconfidential business files currently in your office, at a reasonable location within the Company's Braker 1 building selected by the Company, during regular business hours through Friday, September 23, 1994 for the purpose of abstracting from such business files such managerial and other information as you choose which does not constitute valuable proprietary "Confidential Information" (as defined elsewhere in this Agreement) belonging to Dell, and taking such abstracts with you for your future use. You agree not to make exact copies of, or remove from the Braker 1 building, any of such business files or any document therein. You also agree to permit Dell's General Counsel or his designee to inspect the location where you have been abstracting files each day immediately prior to your departure from that location.

13. For the duration of the "Restriction Period" (which for purposes of this Agreement shall be defined to mean the period from the Execution Date, through and including October 31, 1996), except as permitted under Paragraph 4 above, as incidental to the negotiation and documentation of this agreement, or as otherwise requested or permitted in writing by the Company, you will not return to the place of business where you were employed by the Company, you will not travel to or visit any of the Company's business locations, and you will not call or visit any of the Company's employees during working hours or in any way or at any time disrupt or undertake any activity that would have a tendency to disrupt the business endeavors of the Company or its employees. Upon the Company's prior written request or permission, you may visit the Company for the purpose of establishing and maintaining a business relationship between your new employer and the Company.

14. You acknowledge that the Company conducts business in all fifty states of the United States and in numerous foreign nations including but not limited to the countries of the U.K., Eire, France, Germany, Spain, Italy, Switzerland, Finland, Norway, Sweden, Canada, Mexico, Australia, Japan, the Czech Republic and Poland. In addition, you acknowledge that at the Execution Date the Company's products are sold through distributors and resellers in more than 100 additional nations throughout the world and that you were since May, 1993 ultimately in charge of and responsible for the Company's sales in all such nations. You further acknowledge and agree that in your position with the Company you have since May, 1993

Mr. Joel Kocher
September 15, 1994
Page 6



represented the Company throughout the world and have since May, 1993 acted as the Company's most senior officer (except for the CEO) everywhere in the world; that you have received from the Company unique and special knowledge and training which was not previously available to you before your employment with the Company; that the Company possesses and utilizes at the Execution Date trade secrets not known or used by the Company's competitors, which trade secrets give the Company an advantage over its competitors; that during your employment with the Company you have received knowledge of and confidential information about the Company's trade secrets including but not limited to those relating to its production, research, marketing, service, support, pricing and sales practices and policies; that at the Execution Date the Company's manufacturing, administrative and other premises are restricted by security procedures put in place by the Company and that Company-hired security guards are on duty at all times to monitor and protect the Company's premises and information; that it would take any person or entity a significant amount of time to enter any of the Company's markets and to achieve substantial commercial success in such markets because the necessary understanding of any technical data and information relating to such markets (and to their customers, pricing, product offerings and service delivery methods) would be difficult and costly to develop; that you were involved in organizing the Company's pricing practices and had access to the Company's sales data and customer lists; that the Company's customer lists at the Execution Date contain information not readily ascertainable to its competitors relating to such matters as credit histories and credit ratings, customer preferences and the name of customer decision-makers; and that unauthorized use by you of the knowledge, information, data and trade secrets of the Company described above would seriously damage the Company and hinder its ability to do business worldwide. The character of any knowledge or information as a trade secret will be determined from time to time according to the facts then prevailing and applicable law. Nothing in this Paragraph 14 will cause any knowledge or information which is not in fact a trade secret to be treated as such.

15.     Non-Competition. For the duration of the Restriction Period, you agree
        ----------------
that you will not manage, operate, join, control or participate in, directly or indirectly, consult on behalf of or for the benefit of, or derive any benefit whatsoever from (other than receipt of any amount from a "Competitor," after you have terminated all relationships with that Competitor, payable pursuant to any agreement entered into before the Competitor's commencement of activities proscribed by this Section 15 and in connection with acquisition by a third party of a controlling interest in the Competitor), or be an officer, director, employee, partner, agent, consultant or shareholder of, any business or activity, or any parent, subsidiary or affiliate of any business or activity (the "Competitor"), that designs, develops, manufactures, assembles, sells or resells personal computers or computer workstations anywhere in the world (the "PC/Workstation Industry"). You will not be in violation of this Paragraph 15 merely because you own publicly traded securities issued by a Competitor as long as you own less than 5% of any class of such securities then outstanding. You will not be in violation of this Paragraph 15 because you engage in any of the above described transactions or relationships with a Competitor if your relationship, transactions, and other involvement with that Competitor are limited to a line of business and activities other than the PC/Workstation Industry, and if the

Mr. Joel Kocher
September 15, 1994
Page 7


annual revenue received by the Competitor and all of its parent, subsidiary, and affiliated entities (taken in the aggregate) from the PC/Workstation Industry is and continues to be less than both $50 million per year and 5% of the total aggregate annual revenue of the Competitor and all of its parent, subsidiary, and affiliated entities. The prohibition of this Paragraph 15 will cease to apply if and when there is a final judicial determination by a court of competent jurisdiction that the Company has committed a substantial breach or default in the performance of any of its material obligations under this Agreement. You will not be in violation of this Paragraph 15 merely because you have entered into an employment relationship with Artisoft, Inc. or its subsidiary or affiliated corporations, unless the nature of the business conducted by Artisoft, Inc. or its subsidiary or affiliated corporations changes materially after the Execution Date.

16. You agree that the non-competition provision set forth in Paragraph 15 is ancillary to this Agreement, that this Agreement is an otherwise enforceable agreement, and that the non-competition provision is therefore ancillary to an otherwise enforceable agreement. You further agree that the non-competition provision contains reasonable limitations as to the time, geographical area and scope of activity for which you are to be restrained; that the limitations of this Agreement and your covenant not to compete with the Company do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; and that the primary purpose of this Agreement does not obligate you to render personal services to the Company.

17. As separate consideration for the non-competition provision set forth in Paragraph 15, the Company hereby agrees to pay you, within seven (7) days after final execution of this letter agreement, the gross amount of Three Hundred Ninety Thousand and No/100 Dollars ($390,000.00) (subject to withholding of all taxes and other amounts required by applicable law) by check. As further separate consideration for the same non-competition provision, the Company and you hereby amend the stock option grant agreements relating to stock options previously granted to you, but currently unvested, so as to accelerate the vesting dates for the following currently unvested options which you hold to purchase shares of Dell's Common Stock at the indicated exercise prices per share: 6,930 shares at $17.33/share; 13,500 shares at $23.66/share; 9,600 shares at $30.69/share; 22,000 shares at $22.50/share; 17,408 shares at $26.00/share; and 68,250 shares at $9.77/share. The vesting dates for each of such options are hereby accelerated so as to cause 25% of each such option to vest on each of the following dates: January 1, 1995; April 1, 1995; July 1, 1995; and October 1, 1995. In addition, you and the Company hereby amend the stock option grant agreements related to such options to extend the deadline dates for exercise of all of such options to 5:00 p.m. local time in Austin, Texas on October 31, 1995. You understand and agree that you will have no right to exercise options or purchase Dell's Common Stock from the Company except as set forth in this letter Agreement, and you and the Company further agree that the stock option agreements between you and the Company which relate to the options described in Paragraph 2 and this Paragraph 17 are amended to the extent necessary (and only to the extent necessary) to accelerate the vesting dates for the options described in this Paragraph 17, and to permit you to exercise the options

Mr. Joel Kocher
September 15, 1994
Page 8


described in Paragraph 17 more than thirty (30) days after your employment with the Company has terminated and as otherwise set forth in Paragraph 2 above. You also understand and agree that your right to exercise options and purchase Dell's Common Stock in accordance with this Agreement is further conditioned upon your compliance with the provisions of the stock option agreements (as amended hereby) in effect between you and the Company, and upon your full and complete compliance with the remaining provisions of this Paragraph 17. No earlier than the fifth day prior to, and no later than the fifth day after each Vesting Date listed above, you will execute and deliver to the Company a sworn affidavit (the "Compliance Affidavit"), in the form attached hereto as Exhibit
A. In the Compliance Affidavit, you will attest under oath that as of the date of the affidavit and at all times prior thereto, you are and have been in full and complete compliance with the terms of this Agreement, including without limitation, the non-competition, non-solicitation, non-disclosure and non-use provisions hereof. You will not be entitled to receive the number of shares scheduled to vest on the then-scheduled Vesting Date, and such vesting shall not occur, unless and until you have executed and delivered a true and accurate Compliance Affidavit to the General Counsel of the Company in accordance with the terms set forth above. If any or all of the options specified in this Paragraph are not exercised on or before October 31, 1995, such unexercised options will automatically expire and become null and void on that date without further notice of any kind.

In addition to your other holdings of the Company's stock, you presently own 9,000 shares of the Company's common stock which were issued to you upon your exercise of an option under the Special and Nonstatutory Stock Option Agreement under Dell Computer Corporation 1989 Stock Option Plan dated June 22, 1992 (the "1992 Option Agreement") and which are subject to restrictions on transfer (the "Two Year Restriction") for a period of two years in accordance with the paragraph of the 1992 Option Agreement entitled "Limitations on
                                                         ---------------
Ownership of Common Stock received on Exercise." You are also presently entitled
- ------------------------------------------------
to acquire an additional 21,000 shares of the Company's common stock under the 1992 Option Agreement which will be subject to the Two Year Restriction.

The Company hereby waives the Two Year Restriction as to the 9,000 shares and 21,000 shares described above insofar as the Two Year Restriction would extend beyond October 31, 1994, it being the intent of this waiver that those shares not be subject after October 31, 1994 to any restriction on transfer imposed by the 1992 Option Agreement. At your request at any time after October 31, 1994 the Company will take appropriate steps to remove from any certificate representing the 9,000 shares or the 21,000 shares, any legend reflecting the Two Year Restriction.

You acknowledge and agree that the rights granted to you by the provisions of this Paragraph 17 were not otherwise available to you and constitute substantial independent consideration for your agreement not to compete set forth in Paragraph 15.

18. The Company agress that, upon your exercise of the options described in Paragraphs 2 and 17 of this Agreement, you shall have the right to sell any or all of the shares acquired

Mr. Joel Kocher
September 15, 1994
Page 9



through such exercise immediately or at any time thereafter, subject to the provisions of applicable laws and regulations, and the provisions of the option agreements between you and the Company, as amended hereby. You agree that it shall be your sole responsibility to comply with all applicable laws related to the exercise of such options and sale of such shares, and the use and disposition of all proceeds therefrom, and to pay all applicable taxes, fees and other charges related thereto. You understand that it is your responsibility to keep the Company informed of your trading activities regarding these shares in accordance with the requirements stated in Paragraph 6 above and that you may owe the Company any profits resulting from your sale of such shares unless you have fully complied with all reporting and other requirements under the Federal Securities laws.

19.     Non-Solicitation.  You agree that you will not, during the Restriction
        -----------------
Period, alone or with others, directly or indirectly, solicit or recruit for your benefit, or for the benefit of any person or entity, the employment or other services of any person who is an employee of the Company or who within the six month period preceding such solicitation or recruitment has been an employee of the Company. You agree that you will not, during the Restriction Period, cause or facilitate (by providing information or otherwise) the solicitation or the recruitment of such employment or other services by or for the benefit of any person or organization with which you may be associated.

20. In addition to the other agreements contained herein, you agree that you will not use, publish, misappropriate or disclose in any manner, directly or indirectly, for yourself or for the benefit of any other person or entity, any Confidential and Proprietary Information. "Confidential and Proprietary Information" means, without limitation, any information that you have learned or originated during your employment with the Company, to the extent that such information is related to the products, marketing plans, sales plans, operating procedures, properties, or financial condition, prospects, or results of operations of the Company, which information is commercially valuable and is not publicly available to or readily ascertainable by third parties through proper means, and any information disclosed by third parties in confidence to the Company. Confidential and Proprietary Information specifically includes, without limitaiton, all such information of the kinds described in subparagraphs A through G below:

     A. Manufacturing and research processes currently in use, planned or under development, including design rules, device characteristics, process flow, manufacturing capabilities and yields.

     B. Computer product, process and device strategies planned or under development, including device specifications, system architectures, logic designs, circuit implementations and long-range plans.

     C. Software products in use, planned or under development, including operating system adaptations or enhancements, language compilers, interpreters and translators, system design and evaluation tools, and application and diagnostic programs.

Mr. Joel Kocher
September 15, 1994
Page 10



        D. Information relating to Company employees; actual and anticipated relationships between the Company and other companies or persons;
        sales levels, profit levels, pricing and other unpublished financial data; and budget, staffing compensation, equipment and related plans.

        E. Information relating to the Company's customer, supplier and vendor relationships. This includes performance requirements, development and delivery schedules, device and product pricing and quantities, and other information communicated to the Company by its customers, suppliers or vendors.

        F. Information relating to the compensation, skills, and work histories of the Company's employees.

        G. Any Intellectual Property defined below and any copyrightable works described below, except as publicly disclosed in patents and other publicly available documents.

21. You agree that all discoveries, ideas, improvements or inventions you have created, conceived, developed or discovered, alone or with others, during your employment with the Company which relate to the Company's business or which result from the use of the Company's equipment, supplies, facilities or information, and which are protectable under applicable patent or copyright laws (collectively, the "Intellectual Property"), in whatever form, is the Company's sole and exclusive property. You hereby assign to the Company all of your rights in any Intellectual Property. You agree that you will assist the Company at the Company's expense in all ways in the future, including giving evidence and executing any documents deemed helpful or necessary by the Company, to establish, perfect and register worldwide, at the Company's expense, the Company's title and exclusive ownership in the Intellectual Property. You agree that you will not do anything in conflict with the Company's rights in the Intellectual Property and that you will cooperate fully to protect the Intellectual Property against misappropriation or infringement.

22. You agree that the Company is the copyright owner in all coprightable works of every kind and description created or developed by you, solely or jointly with others, during the time of your employment with the Company. If so requested at any time, and for no additional consideration, you will execute in writing any acknowledgements or assignments of copyright ownership of such works as may be appropriate in the opinion of the Company for preservation of the worldwide ownership in the Company of such copyrights.

23. You agree that your obligations pursuant to Paragraphs 20 and 21 with respect to the Intellectual Property will survive the satisfaction or completion of any other term of this Agreement and will continue for the duration of the Restriction Period as to Paragraph 20 and in perpetuity as to Paragraph 21 except as otherwise specified herein. You and the Company acknowledge that you have entered into previous agreements with the Company from time to

Mr. Joel Kocher
September 15, 1994
Page 11


time, including the "Special Nonstatutory Stock Option Agreement under Dell Computer Corporation 1989 Stock Option Plan" dated June 22, 1992, in respect of Confidential and Proprietary Information and Intellectual Property, covenants not to compete, non-solicitation and non-hire provisions, and provisions concerning non contravention of your employment agreement; and you and the Company agree that all such agreements are merged into and superseded by the provisions of this Agreement, the intent being that your only obligations with respect to Confidential and Proprietary Information and Intellectual Property, covenants not to compete, non-solicitation and non-hire provisions, and provisions concerning non contravention of your employment agreement, shall be as provided herein.

24. You acknowledge that your breach of any of the non-competition, non-solicitation, non-disclosure or non-use provisions set forth above will cause irreparable harm to the Company, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. You therefore agree that in the event of your breach of any such provision, in addition to and without having to prove the inadequacy of other remedies at law, the Company shall be entitled to receive specific performance by you of any such provision that you have breached, and the Company will furthermore be entitled to the issuance of a court order directing full and immediate injunctive relief against you without the Company being required to post any bond or other security. However, the provisions of this Paragraph should not be interpreted in any way as a limitation on the Company's right to obtain money damages against you in the event of a breach of any of the provisions set forth above. You agree that in the event the Company files legal proceedings against you for a breach or threatened breach of such provisions, the Company has the right to suspend immediately by written notice to you, all further vesting of any of the then-unvested stock options to purchase Dell's Common Stock held by you, and the further right to require you to exercise all then-vested stock options to purchase Dell's Common Stock held by you within thirty (30) days after written notice from the Company. In the event, however, that the Company does not prevail in such legal proceedings, vesting of all then-unvested shares shall occur immediately upon final judgement in your favor, and you shall have nine (9) months after such final judgement or, if later, until October 31, 1996, to exercise all such shares as well as any previously vested shares that were not exercised prior to the final judgment, after which all of such options shall terminate and expire without further action or notice of any kind.

25. You and the Company agree to maintain in confidence the terms of this Agreement and not to disclose the same publicly or to any third parties except as may be required in compliance with the requirements of applicable law or this Agreement, or pursuant to your decree of divorce entered September 9, 1994. You and the Company further agree to the joint issuance of a press release in the form of Exhibit B attached hereto, and that thereafter, except as provided in the next sentences, neither you nor any representative of the Company will make further comment, on or off the record, for attribution or otherwise with regard to the circumstances of your departure except as authorized in writing in advance by the party about whom the comment is made. In addition, you will make no comment, on or off the record, for attribution or otherwise, during the Restriction Period, about your employment with the

Mr. Joel Kocher
September 15, 1994
Page 12



Company, or about the Company or any aspect of its business or operations, without the express prior written agreement of the Company, except as you may be required to do so under oath in response to a subpoena. You also agree that in the event you breach this covenant of confidentiality and the Company is damaged as a result of such breach, you shall be personally liable for all damages arising from such breach, including reasonable attorneys' fees and costs incurred by the Company in pursuing such claim against you. Neither the Company nor any person acting on behalf of the Company shall make any disparaging remark to any person concerning your employment, your performance or conduct as an employee of the Company, or the termination of your employment with the Company.

26. You agree that all time periods which commence with the termination of your employment with the Company begin to run as of the Termination Effective Date.

27. This Agreement shall be governed in all respects by the internal laws of the State of Texas, excluding its rules regarding conflicts of laws, and all venue hereunder shall be solely in Travis County, Texas.

28. In the event of litigation or other proceeding (through and including, without limitation, any appeals process) to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs of such litigation or other proceeding from the non-prevailing party.

29. You agree that you have had sufficient opportunity to thoroughly discuss the implications of this Agreement with independent legal counsel of your choice and that you have retained legal counsel of your choice to review this Agreement and to advise you regarding same prior to your signing and delivering this agreement to the Company. In signing the Agreement, you agree that you have not relied on or been induced to execute this Agreement by any statement, representations or agreements made by any person other than what is expressly set forth in this Agreement.

30. This Agreement constitutes the entire agreement of the parties and, except as otherwise provided herein, supersedes any and all prior and/or contemporaneous oral or written agreements with the Company concerning the subject matter hereof. This Agreement may not be modified except by a written instrument executed by you and by an authorized officer of the Company.

31. Any waiver of any term or condition of this Agreement shall be effective only if set forth in a written document signed by an authorized officer of the Company. A waiver of any breach or any failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights under this Agreement at any time to enforce strict compliance thereafter with each and every term or condition of this Agreement. Any decision by the Company to enforce its rights or withhold the performance of its obligations under this Agreement will be made by a majority of the Board of Directors of Dell Computer Corporation.

Mr. Joel Kocher
September 15, 1994
Page 13


32. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law effective during the term hereof, such provision shall be fully severable. In such event, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining portions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a new provision or a reformed provision as similar in terms and effect to such illegal, invalid or unenforceable provision as may be legal and enforceable.

33. Any notice required or permitted under this Agreement shall be given by certified mail, receipted overnight courier service, or completed telecopy transmission to the party entitled thereto, addressed as follows:



        If to you:           Joel J. Kocher
                             ________________________________
                             ________________________________
                             ________________________________




        With copy to:        Clark, Thomas & Winters,
                              a Professional Corporation
                             700 Lavaca Street, 12th Floor
                             Austin, Texas 78701
                             Attn: C. Joseph Cain
                             Telecopy: (512) 474-1129



        If to the Company:   Dell Computer Corporation
                             2214 W. Braker Lane
                             Austin, Texas 78758
                             Attn: General Counsel
                             Telecopy: (512) 728-3773


Either party may change its notice address by written notice to the other party. Notice shall be deemed to have been received on the earlier of actual receipt or the fourth day after dispatch.

Mr. Joel Kocher
September 15, 1994
Page 14

34. For purposes of this Agreement, the term "Company" shall be deemed to include any organization, partnership, corporation, trust or entity controlled by or under common control with the Company. For this purpose, the concept of "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another, whether through the ownership of voting securities, by contract, or otherwise.

35. This Agreement is binding upon and shall inure to the benefit of the parties and their respective heirs, representatives, successors and assigns.

Mr. Joel Kocher
September 15, 1994
Page 15

     If this letter accurately sets forth your agreement with respect to the matters set forth herein, please so signify by signing this letter where indicated below and then delivering to the Company your executed original of this Agreement.

                                    DELL COMPUTER CORPORATION


                                    By: /s/ Thomas B. Green
                                        ___________________________
                                        General Counsel & Secretary

                                    Dated: 10/4/94
                                           ________________________

Mr. Joel Kocher
September 15, 1994
Page 16

I have carefully read the foregoing Agreement. On behalf of myself, my executor, heirs, successors and assigns, I agree to, and agree to be bound by, each and all of the terms of the Agreement. I acknowledge recepit of a copy of the Agreement, and I agree to the sufficiency of the consideration and payments recited in the Agreement.



                                        /s/ JOEL J. KOCHER
                                        ___________________
                                        Joel J. Kocher

                                        Dated: Oct. 4, 1994
                                               ____________

                                  EXHIBIT A
                                  _________

                             COMPLIANCE AFFIDAVIT
                             ____________________





STATE OF _______________
COUNTY OF ______________

     I, JOEL J. KOCHER, residing at __________________________________________
______________________, being duly sworn, declare under oath that the following statements are true and correct:

     1. I am providing this Compliance Affidavit to and for the benefit of Dell Computer Corporation and its subsidiaries and affiliates (collectively, the "Company") pursuant to that certain letter agreement (the "Agreement") between the Company and me dated __________________, 199_, regarding matters relating to my employment with the Company and termination thereof.

     2. I hereby certify, declare and attest under oath that as of the date of this Compliance Affidavit and at all times prior to the date hereof, I am and have been in full and complete compliance with the terms of the Agreement, including without limitation, the non-competition, non-solicitation, non-disclosure and non-use provisions contained in the Agreement, and I acknowledge and reaffirm all of my obligations as set forth in the Agreement.



                                        ______________________________
                                        JOEL J. KOCHER, Affiant



SUBSCRIBED AND SWORN TO before me on the ____ day of ____________, 199___.


(SEAL)                          __________________________________
                                Notary Public--State of

My Commission Expires:
                                __________________________________
_____________________           Printed Name of Notary Public